EXHIBIT 10.37
WASHINGTON TRUST BANCORP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

WASHINGTON TRUST BANCORP, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008
1.	Purpose.
        The purpose of the Washington Trust Bancorp, Inc. Supplemental Executive Retirement Plan (the “Plan”) is to provide supplemental retirement benefits to certain executives of Washington Trust Bancorp, Inc. (hereinafter called the “Corporation”), who have been designated by the Board of Directors of the Corporation as being eligible to participate in the Plan. The Plan is amended and restated as of January 1, 2008 primarily for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
2.	Definitions.
        2.1.    “Accrued Benefit” shall mean the benefit amount the Participant would be entitled to under Section 3.1, commencing at his Normal Retirement Date.
        If the Participant Separates from Service with the Corporation for any reason prior to his Normal Retirement Date, in calculating his Accrued Benefit, (i) the offset for Primary Social Security retirement benefit shall be calculated on the basis of the amount projected to be payable at the Participant’s Social Security normal retirement age assuming continued earnings by the Participant at the rate in effect at Separation from Service until the Participant’s Social Security normal retirement age; (ii) the offset for the Qualified Plan or any other qualified defined benefit plan shall be calculated on the basis of the Participant’s accrued benefit in said plan upon Separation from Service projected to be payable at the Participant’s Normal Retirement Date; and (iii) the offset for any other non-qualified supplemental retirement plan shall be calculated on the basis of the Participant’s accrued benefit in said plan upon Separation from Service projected to be payable at the Participant’s Normal Retirement Date.
        2.2.    “Actuarial Equivalent” shall mean an amount having equal value when computed on the basis of a 6% interest rate compounded annually and the 1983 Group Annuity Mortality Table (blended 50% male/50% female).
        2.3.    “Bank” shall mean the Washington Trust Company of Westerly, a Rhode Island corporation, and any affiliated entity, successor organization, parent, subsidiary or holding company.
        2.4.    “Benefit Computation Base” shall mean the average of the Participant’s annual compensation (including base salary, bonus, and any salary reduction amounts deferred pursuant to Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended, or pursuant to any non-qualified deferred compensation plan) paid during the 36 consecutive calendar months during the Participant’s last ten years of employment by the Corporation in which such compensation is the highest.

        2.5.    “Board of Directors” shall mean the Board of Directors of the Corporation in office from time to time.
        2.6.    “Change in Control” shall mean
                  (a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”); provided, however, that any acquisition by the Corporation or its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries of 20% or more of Outstanding Corporation Common Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock, shall not constitute a Change in Control; or
                  (b)    Individuals who, as of the Effective Date, constitute the Board Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
                  (c)    Consummation by the Corporation of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation; (ii) a reorganization, merger or consolidation, in each case, (A) with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% but less than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, (B) at least a majority of the directors then constituting the Incumbent Board do not approve the transaction and do not designate the transaction as not constituting a Change in Control, and (C) following the transaction members of the then Incumbent Board do not continue to comprise at least a majority of the Board; or (iii) the sale or other disposition of all or substantially all of the assets of the Corporation, excluding a sale or other disposition of assets to a subsidiary of the Corporation; or
                  (d)    Consummation by the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which, following such reorganization, merger or consolidation, the Corporation does not beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation or bank resulting from such a reorganization, merger or consolidation or (ii) the sale or other disposition of all or substantially all of the assets of the Bank, excluding a sale or other disposition of assets to the Corporation or a subsidiary of the Corporation.
        2.7.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
        2.8.    “Compensation Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors.
        2.9.    “Corporation” shall mean Washington Trust Bancorp, Inc.
        2.10.   “Early Retirement Age” shall mean attainment of age 55 and completion of ten (10) Years of Service.
        2.11.   “Effective Date” shall mean September 1, 2001.
        2.12.   “Normal Form” under the Plan shall mean a single life annuity, payable monthly, for a Participant who does not have a spouse on his retirement date, and a joint and 50% spousal survivor annuity for a Participant who does have a spouse on his retirement date. The single life annuity shall provide monthly payments to the Participant for his life. The joint and 50% spousal survivor annuity shall provide monthly payments to a Participant for his life with provision for the continuation of an amount equal to 50% of such monthly payments to the Participant’s surviving spouse for her life after the death of the Participant. Both forms of payment will guarantee 120 monthly payments.
        2.13.   “Normal Retirement Date” shall mean the first day of the month coincident with or next following a Participant’s 65th birthday or Separation from Service, whichever is later.
        2.14.   “Participant” shall mean an executive of the Corporation or the Bank who has been designated by the Board of Directors of the Corporation as being eligible to participate in the Plan. The initial Participants are listed on Schedule A attached hereto.
        2.15.   “Qualified Plan” shall mean The Washington Trust Company Pension Trust, as amended from time to time.
        2.16.   “Separation from Service” or “Separates from Service” is deemed to occur when the Corporation and the Participant reasonably anticipate that no further services would be performed by the Participant for the Corporation after a certain date or that the level of bona fide services the Participant would perform for the Corporation after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the Participant for the

Corporation over the immediately preceding 36-month period (or period of employment, if less than 36 months).
        2.17.   “Years of Service” shall mean the period beginning on the Participant’s first day of work at the Corporation and ending on the Participant’s last day of work at the Corporation.
3.	Benefits.
        3.1.    Normal Retirement Benefit.
                  (a)    If a Participant shall continue in the employment of the Corporation until his 65th birthday, upon his Separation from Service, he shall be entitled to a Normal Retirement Benefit, payable in the Normal Form commencing on his Normal Retirement Date, in the annual amount of the sum of 30% of his Benefit Computation Base plus 2% of his Benefit Computation Base for each Year of Service, but not in excess of 55% of his Benefit Computation Base, reduced by the sum of (i), (ii), (iii) and (iv) below.
                  (i)    The Participant’s annual Primary Social Security retirement benefit projected to be payable as of the Participant’s Social Security normal retirement age;
                  (ii)    The annual amount of benefits payable to the Participant on his Normal Retirement Date in the Life Annuity Form from the Qualified Plan; and
                  (iii)   The Actuarial Equivalent annual amount of benefits paid or payable to the Participant on his Normal Retirement Date in the Life Annuity Form from any qualified and non-qualified defined benefit pension plan maintained by any prior employer of the Participant.
        Notwithstanding the foregoing and subject to the vesting provisions of Section 3.3, in no event shall the annual Normal Retirement Benefit payable from this Plan be less than the amount determined pursuant to the following table:

Annual Normal Retirement Benefit	Years of Participation in Plan

$1,000	one
$2,000	two
$3,000	three
$4,000	four
$5,000	five
$6,000	six
$7,000	seven
$8,000	eight
$9,000	nine
$10,000	ten or more
                  (b)    Optional Form of Payment. In lieu of the payments in the Normal Form, a Participant may, with the approval of the Compensation Committee, elect an optional form which shall be the Actuarial Equivalent of the Normal Form and which may be any optional annuity form which is available to the Participant under the terms of the Qualified Plan.
        3.2.    Early Retirement. A Participant may retire after he has attained his Early Retirement Age. Benefits under this Plan shall commence on the first day of the month coincident with or next following his Separation from Service. The monthly payment amount shall be equal to his Accrued Benefit reduced by (a) 5/18ths of one percent for each month by which the Participant’s benefit commencement date precedes his 60th birthday and (b) 5/9ths of one percent for each month commencing on or after his 60th birthday by which the Participant’s benefit commencement date precedes his Normal Retirement Date. Benefit payments will be made in the Normal Form, or if elected by the Participant, in an optional form under Section 3.1(b).
        3.3.    Deferred Vested Benefit. If a Participant Separates from Service with the Corporation prior to completion of five (5) Years of Service and prior to attaining age 65, he shall not be entitled to receive any benefits from the Plan. If a Participant Separates from Service with the Corporation after completion of five (5) Years of Service and prior to attaining his Early Retirement Age, he shall be entitled to receive his Accrued Benefit beginning on his Normal Retirement Date. Notwithstanding the foregoing, a Participant shall become fully vested in his Accrued Benefit upon a Change in Control if he is employed by the Corporation at such time. Benefit payments will be made in the Normal Form, or if elected by the Participant, in an optional form under Section 3.1(b).
        3.4.    Six-Month Delay. If at the time of the Participant’s Separation from Service the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payment may be made under this Plan pursuant to either Section 3.1, 3.2 or 3.3 above until six (6) months and a day after the Participant’s Separation from Service. Any monthly payments that would have been made to the Participant during the six-month delay period but for the operation of this Section 3.4 shall be made in a lump sum to the Participant in the seventh (7th) month after the Participant’s Separation from Service. Interest on the delayed payments will be credited based on the Actuarial Equivalent interest rate.
        3.5.    Pre-Retirement Death Benefit. In the event a Participant dies on or after his 55th birthday and prior to commencing to receive his Accrued Benefit from the Plan, one of the following benefits is payable, whichever of (a) and (b) applies :
                  (a)    If the Participant is survived by his spouse by at least 30 days, the surviving spouse shall receive a monthly benefit for her life in an amount equal to 50% of the amount which would have been payable to the Participant if he had retired on the date of death and had elected to receive his monthly benefit in the Normal Form. This benefit will be paid for no fewer than 120 monthly payments. Such benefit shall commence to be payable to the Participant’s spouse as of the first day of the second month following the Participant’s death. The first monthly payment shall be in an amount equal to two times the amount of the normal monthly payment to reflect the 30-day delay. If the spouse dies within 30 days of the Participant, the Participant is treated as an unmarried Participant.

                  The surviving spouse shall also receive from the Plan for 120 months, payable as of the first day of the second month following Participant’s date of death, a monthly benefit equal to (1) less (2), not less than zero:
                  (1)    50% of the Normal Form of benefits from The Washington Trust Company Pension Trust and any other non-qualified supplemental defined benefit retirement plan maintained and funded by the Corporation or the Bank.
                  (2)    The amounts actually paid under the plans referenced in (1) above.
                  (b)    If the Participant is not married at his date of death or is not survived by his spouse by at least 30 days, his designated beneficiary shall receive 40% of the amount which would have been payable to the Participant if he had retired on his date of death and had elected to receive the benefit in the Normal Form. The beneficiary will be entitled to receive 120 monthly payments. Such benefit shall commence to be payable to the beneficiary as of the first day of the second month following the Participant’s death.
                  The designated beneficiary shall also receive from the Plan for 120 months, payable as of the first of the second month following the Participant’s date of death a monthly benefit equal to (1) less (2), not less than zero:
                  (1)    40% of the Normal Form of benefits payable from The Washington Trust Company Pension Trust and any other non-qualified supplemental defined benefit retirement plan maintained and funded by the Corporation or the Bank.
                  (2)    The amounts actually paid under the plans referenced in (1) above.
In the event the Participant dies before his 55th birthday, and prior to commencing to receive his Accrued Benefit from the Plan, a pre-retirement death benefit as described above will be payable as of the first of the month following his 55th birthday.
        3.6.    Death of Participant After Retirement. Upon the death of a Participant after commencement of benefits hereunder, a death benefit will be payable from the Plan to the surviving spouse or designated beneficiary based upon the form of payment in effect under Section 3.1. If 120 monthly payments have not been made by the date of death, the surviving spouse or designated beneficiary shall continue to receive monthly payments based upon the form selected for the remainder of the 120-month period.
        In addition, if 120 monthly installments have not been made from the plans noted in Section 3.5(a)(1) by the date of death, the surviving spouse or designated beneficiary shall receive monthly payments for the remainder of the 120-month period equal to (1) less (2) below, but not less than zero.
                  (1)    the monthly payment from The Washington Trust Company Pension Trust and any other non-qualified supplemental defined benefit plans maintained by the Corporation or Bank immediately prior to death but multiplied by any applicable joint and survivor percentage.

                  (2)    The monthly amounts actually paid under the plans referenced in (1) above after death.
        3.7.    Disability Prior to Retirement.
                  (a)    In the event a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Corporation will pay no disability benefits hereunder. Disability benefits (if any) will be paid to the Participant through such long-term disability insurance program as may be sponsored by the Corporation or the Bank. Upon the Participant’s attainment of his Normal Retirement Date, the Participant shall commence receiving payment of his Accrued Benefit determined as of the date of the disability; but taking into account any Years of Service during his period of disability that are recognized for benefit accrual purposes under the Qualified Plan. Benefit payments will be made in the Normal Form, or if elected by the Participant, in an optional form under Section 3.1(b).
                  (b)    In the event a Participant returns to work with the Corporation after terminating employment because of disability, he shall again be eligible to continue to participate in this Plan as though such disability had not occurred.
4.	Administration.
        4.1.    Administrator. The Compensation Committee is charged with the administration and operation of the Plan.
        4.2.    Powers of Administration. The Compensation Committee shall have all such discretionary powers and authority as are necessary to discharge its duties, including but not limited to, the interpretation and construction of all provisions of the Plan and the determination of all questions of fact, eligibility, participation, benefits and all other related or incidental matters. The Compensation Committee shall, in its sole discretion, decide all such questions in accordance with the terms of the Plan and the applicable law, and its good faith decision will be binding on the Compensation Committee, the Corporation, the Participants and all other interested parties.
        4.3.    Delegation. The Compensation Committee may authorize any other person to execute any documents or authorize payments on its behalf. The Compensation Committee may also delegate to any other person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Compensation Committee is required to file by law.
        4.4.    Rules and Regulations. The Compensation Committee, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

        4.5.    Claims Procedure.
                  (a)    In the event the Participant (or his surviving spouse or designated beneficiary in the case of the Participant’s death) or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under this Plan which has not been received, the Claimant must file a claim for such benefit with the Compensation Committee in writing. The Compensation Committee shall render its decision on the claim within 90 days after its receipt of the claim. If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render its decision on the claim. If the Compensation Committee wholly or partially denies the claim, the Compensation Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:
                  (i)    the specific reasons for the denial of the claim;
                  (ii)    specific reference to pertinent provisions of the Plan on which the denial is based;
                  (iii)   a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;
                  (iv)   a description of the Plan’s claims review procedures, and the time limitations applicable to such procedures; and
                  (v)    a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Compensation Committee and the Compensation Committee fully or partially denies the claim.
                  (b)    A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Compensation Committee may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Compensation Committee. In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Compensation Committee may establish. If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.
                  (c)    A decision on the appeal by the Compensation Committee shall include a review by the Compensation Committee that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. The Compensation Committee shall render its decision on the appeal not later than 60 days after the receipt by the Compensation Committee of the appeal. If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to render its decision on the claim on appeal. If the Compensation Committee wholly or partly denies the claim on appeal, the Compensation Committee shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph. Such notice shall set forth:
                  (i)    the specific reasons for the denial of the claim;
                  (ii)    specific reference to pertinent provisions of the Plan on which the denial is based;
                  (iii)    a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
                  (iv)    a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
        4.6.    Operation of Law on Corporation’s Obligations. In the event that any governmental entity promulgates any statute, rule, regulation, policy or order which restricts or prohibits the Corporation from making payments to the Participants under this Plan or affects any operation of the Plan, then the Corporation’s obligations to make payments to the Participants (or their beneficiaries) hereunder shall terminate or be restricted or suspended (consistent with such law or binding regulation, policy or order) for so long as such restriction or prohibition applies to the Corporation. Nothing in this Plan is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of any applicable law or binding regulation, policy or order. Provisions other than payment provisions which are found to be invalid or illegal will not be given effect and the Plan will be enforced as if those provisions had never been inserted.
5.	Miscellaneous.
        5.1.    Alienability. Neither the Participants nor any beneficiary thereof under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Participants or their beneficiaries or any of them, or be transferable by operation of law in the event of bankruptcy or otherwise.
        5.2.    Participation in Other Plans. Nothing contained in this Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participants to participate in and be covered by any pension, profit sharing, group insurance, bonus or any employee plan or plans which the Corporation or the Bank may have or hereafter have.

        5.3.    Funding.
                  (a)    The Corporation reserves the right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the Corporation undertaken by this Plan or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should the Corporation elect to insure this Plan, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy or annuity. At no time shall the Participants be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, or any trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity contracts or the proceeds therefrom.
                  (b)    Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Plan.
                  (c)    If the Corporation purchases a life insurance or annuity policy on the life of a Participant, the Participant agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests (at the Corporation’s expense) which may be necessary, and generally cooperate with the Corporation in securing such policy.
                  (d)    To the extent a Participant acquires a right to receive benefits under this Plan, such right shall be equivalent to the right of an unsecured general creditor of the Corporation.
                  (e)    Notwithstanding the foregoing, in order to pay benefits under this Plan the Corporation may establish a grantor trust (hereinafter the “Trust”), within the meaning of Section 671 of the Code. The assets in such Trust shall at all times be subject to the claims of the general creditors of the Corporation, and neither the Plan nor any Participant, surviving spouse or beneficiary shall have any preferred claim or right, or any beneficial ownership interest in any such assets of the Trust prior to the time such assets are paid to a Participant as a benefit, and all rights credited under this Plan and said Trust shall be mere unsecured contractual rights of a Participant against the Corporation.
        5.4.    Benefits and Burdens. This Plan shall be binding upon and inure to the benefit of the Participants and their personal representatives, the Corporation, and any successor organization which shall succeed to substantially all of the Corporation’s assets and business without regard to the form of such succession.
        5.5.    Jurisdiction. This Plan shall be construed, administered and enforced in accordance with the laws of the State of Rhode Island to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended.
        5.6.    Gender. Any reference in this Plan to the masculine shall be deemed to include the feminine where the context so requires.
        5.7.    Spouse. The term “spouse,” when used herein, means the opposite-gender person, if any, to whom the Participant is lawfully married.

6.	Plan Amendments and Termination.
        6.1.    Right to Amend or Terminate. The Corporation reserves the right to make from time to time any amendment to the Plan. The Corporation further reserves the right to terminate the Plan at any time. Notwithstanding the foregoing, in no event shall any amendment or termination result in the reduction of the Accrued Benefit of any Participant earned prior to the date of amendment or termination or result in any acceleration of benefits payable under the Plan except to the extent permitted by Section 409A of the Code and the regulations promulgated thereunder.
        6.2.    Action by Corporation. Any action by the Corporation under this Plan may be made by resolution of the Board of Directors of the Corporation.
        IN WITNESS WHEREOF, the Corporation has caused this Plan to be duly executed by its duly authorized officer and its Corporate Seal affixed at Westerly, Rhode Island this 21st day of December, 2007.

WASHINGTON TRUST BANCORP, INC.

Witness	/s/ Kristen L. DiSanto	By:	/s/ David V. Devault

David V. Devault Executive Vice President, Treasurer and Chief Financial Officer

SCHEDULE A
John C. Warren
John F. Treanor